Exhibit 10.7

Viveon Health Acquisition Corp.
c/o Gibson, Deal & Fletcher, PC
Spalding Exchange
3953 Holcomb Bridge Road
Suite 200
Norcross Georgia 30092

December 22, 2020

Viveon Health LLC
1860 Childers Place NE

Atlanta, GA 30324

Re: Administrative Service Agreement

Ladies and Gentlemen:

This letter agreement by and between Viveon Health Acquisition Corp., a Delaware corporation (the “Company”) and Viveon Health LLC, a Delaware limited liability company (“Viveon Health LLC”) will confirm our agreement that, commencing on the date the securities of the Company are first listed on the NYSE American Stock Exchange (the “Listing Date”), pursuant to a Registration Statement on Form S-1 (Registration No. 333-251112) and related prospectus filed with the U.S. Securities and Exchange Commission (the “Registration Statement”) and continuing until the earlier of the consummation by the Company of an initial business combination (as defined in the Registration Statement) or the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”):

(i) Viveon Health LLC shall make available, or cause to be made available, to the Company, at 1860 Childers Place NE Atlanta, GA 30324 (or any successor location of Viveon Health LLC), certain office space, utilities and secretarial and administrative support as may be reasonably required by the Company. In exchange therefor, the Company shall pay Viveon Health LLC the sum of $20,000 per month on the Listing Date and continuing monthly thereafter until the Termination Date; and

(ii) Viveon Health LLC hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind as a result of, or arising out of, this letter agreement in or to, and any and all right to seek payment of any amounts due to it (each, a “Claim”) out of, the trust account established for the benefit of the public stockholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it may have in the future, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement constitutes the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of law principles.

[Signature Page Follows]

Very truly yours,

Viveon Health Acquisition Corp.

By:	/s/ Jagi Gill
Name:
Title:

AGREED TO AND ACCEPTED BY:

Viveon Health LLC

By:	/s/ Romilos Papadopoulos
Name:	Romilos Papadopoulos
Title:	Managing Member

[Signature Page to Administrative Services Agreement]